Sub-Item 77M: Merger Information

Prior to November 18, 2013, the JOHCM Emerging Markets Opportunities Fund, JOHCM Global Equity Fund, and JOHCM International Select Fund operated as the JOHCM Emerging Markets Opportunities Fund, JOHCM Global Equity Fund, and JOHCM International Select Fund, each a separate series of Scotia Institutional Funds (the “Predecessor Funds” or “Scotia Funds”). The predecessor JOHCM International Select Fund was authorized to issue two classes of shares: Class I Shares and Class II Shares. The predecessor JOHCM Emerging Markets Opportunities Fund and JOHCM Global Equity Fund were authorized to issue three classes of shares: Institutional Shares, Class I Shares and Class II Shares. Each class was distinguished by the class-specific shareholder servicing fees incurred.

Effective November 18, 2013, the Scotia Funds were reorganized into their respective JOHCM Fund in the Advisers Investment Trust, pursuant to a Plan of Reorganization approved by the Predecessor Funds’ Board of Trustees on August 1, 2013 and subsequently by a majority of the Predecessor Funds’ shareholders (the “Reorganization”). Prior to the Reorganization, the JOHCM Emerging Markets Opportunities Fund, JOHCM Global Equity Fund, and JOHCM International Select Fund in the Advisers Investment Trust had no net assets or operations. At the time of Reorganization, each Scotia Fund transferred all of its assets to the corresponding JOHCM Fund in exchange for shares of the corresponding JOHCM Fund and the JOHCM Fund’s assumption of all the liabilities of the Scotia Fund. Upon closing of the Reorganization, holders of each Predecessor Fund’s Institutional Shares, Class I Shares and Class II Shares received shares of the corresponding JOHCM Fund in the Advisers Investment Trust. The Reorganization was tax-free, and the cost basis of the investments transferred from each Predecessor Fund was carried forward to the corresponding JOHCM Fund for accounting and tax purposes.

The net assets, shares outstanding, and net asset value per share of each Predecessor Fund and class were as follows at the time of the reorganization:

FUND	CLASS	NET ASSETS ($)	SHARES	NAV ($)
JOHCM INTERNATIONAL SELECT FUND	CLASS I SHARES	690,745,678.17	39,052,000.31	17.69
JOHCM INTERNATIONAL SELECT FUND	CLASS II SHARES	16,511,111.40	930,181.99	17.75
JOHCM EMERGING MARKETS OPPORTUNITIES FUND	INSTITUTIONAL CLASS	1,617,960.79	150,000.00	10.79
JOHCM EMERGING MARKETS OPPORTUNITIES FUND	CLASS I SHARES	10.79	1	10.79
JOHCM GLOBAL EQUITY FUND	INSTITUTIONAL CLASS	15,615,935.73	1,292,029.02	12.09
JOHCM GLOBAL EQUITY FUND	CLASS I SHARES	26,200.03	2,167.38	12.09